Exhibit 19

ASTRONOVA, INC.

Statement of Company Policy Regarding Transactions in AstroNova, Inc. Securities

Purpose

This Statement of Company Policy Regarding Transactions in AstroNova, Inc. Securities ( the “Policy”) provides guidelines with respect to transactions in the securities of AstroNova, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

Persons Subject to the Policy

This Policy applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors and all employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

Transactions Subject to the Policy

This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

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Administration of the Policy

Our Chief Financial Officer (the “Compliance Officer”), or in his absence, another employee designated by him, shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

Statement of Policy

It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

1. Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans” and “Rule 10b5-1 Plans;”

2. Recommend the purchase or sale of any Company Securities;

3. Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

4. Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

The Company’s External Communications and Fair Disclosure Policy (the “Disclosure Policy”) regulates the disclosure of nonpublic information about the Company (whether or not material) to third parties. The Disclosure Policy sets forth standards for external communications and procedures designed to prevent selective disclosure.

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Definition of Material Nonpublic Information

Material Information. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are: potential business acquisitions or sales of substantial assets, changes in dividend policy or rates, major new products or services, significant new contracts or loss of business, significant shifts in operating or financial circumstances, such as changes in earnings or earnings estimates, major write-offs and liquidity problems, significant litigation or investigations by governmental bodies, extraordinary management developments, and the possibility of offerings or other significant transactions by the Company in its securities.

Nonpublic Information. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Transactions by Family Members and Others

This Policy applies to (a) your family members who reside with you (including a spouse, a child, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), (b) anyone else who lives in your household, and (c) any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). Transactions by these other persons are covered by this Policy, and you should make them aware of the need to confer with you before they trade in Company Securities and treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the

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purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Transactions by Entities that You Influence or Control

This Policy applies to transactions by entities that you influence or control, including any corporation, partnership or trust (collectively referred to as “Controlled Entities”) if you, as a person covered by this Policy, personally make or direct the particular decision to purchase or sell Company Securities in that transaction.

Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards or Restricted Stock Units. This Policy does not apply to the vesting of restricted stock awards or units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any stock award. The Policy does apply, however, to any market sale of the shares underlying a restricted stock award or unit that has vested.

401(k) Plan and Employee Stock Ownership Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan or ESOP resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election.

Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from any permitted lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to any sales of Company Securities purchased pursuant to the plan.

Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

Transactions Involving Mutual Funds

Transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

Special and Prohibited Transactions

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The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore it is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities based on the Company’s common stock, on an exchange or in any other organized market, are prohibited by this Policy.

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

Cautionary Note Regarding Standing and Limit Orders and Margin Accounts. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below), and the use of margin accounts, create heightened risks for insider trading violations. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. Similarly, a margin call under a margin account could result in an involuntary sale of Company Securities held in the account.

The Company therefore discourages placing standing or limit orders on Company Securities or the holding of Company Securities in a margin account. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

Additional Procedures

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The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures. Persons designated by the Compliance Officer as being subject to these pre-clearance procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Any pre-cleared transaction approved by the Compliance Officer must be effectuated within five business days of such pre-clearance. If the transaction is not effectuated within such five-day period must be resubmitted to the Compliance Officer for pre-clearance.

Quarterly Trading Restrictions. No director, officer or other employee of the Company, or any of their Family Members or Controlled Entities, may conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning on the tenth business day prior to the end of each fiscal quarter and extending through the second business day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on the third business day following the public release of the Company’s quarterly earnings and extending through the eleventh business day prior to the close of the next fiscal quarter.

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, persons designated by the Compliance Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In either such situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or

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extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Under Company Plans.” Further, the requirement for pre-clearance does not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be reviewed in advance by the Compliance Officer and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Pre-Arranged Trading Plans,” which is attached as an addendum to this Policy and may be obtained from the Compliance Officer.

In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Persons entering into Rule 10b5-1 Plans must act in good faith with respect to the Rule 10b5-1 Plan throughout the duration of the Rule 10b5-1 Plan.

Any Rule 10b5-1 Plan must be submitted to the Compliance Officer for review at least five business days prior to the entry into the Rule 10b5-1 Plan. To be acceptable to the Company, Rule 10b-51 Plans must conform to parameters regarding the timing of entry into and trades under the plan, suspension of transactions under the plan under certain circumstances and other matters set forth in the Company’s Policy regarding Pre-Arranged Trading Plans, a copy of which is available from the Compliance Officer.

Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in

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Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the authorities of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

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Certification

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

CERTIFICATION

I certify that:

1. I have read and understand the Company’s Statement of Company Policy Regarding Transactions in AstroNova, Inc. Securities (the “Policy”). I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.

2. Since June 4, 2019, or such shorter period of time that I have been an employee of the Company, I have complied with the Policy.

3. I will continue to comply with the Policy for as long as I am subject to the Policy.

____________________________________

Name:

Date:

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AstroNova, Inc.

Guidelines for Pre-Arranged Trading Plans

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AstroNova encourages the use of pre-arranged trading plans for transactions in Company Securities. Pre-arranged transactions under an approved 10b5-1 plan are viewed by the Board as a prudent mechanism to reduce the potential for liability for executives and reputational damage to the Company, and therefore the Company encourages the use of such plans by officers and directors who want to achieve liquidity through open market sales of Company Securities.

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Non-management employees are encouraged—but not required—to take advantage of Rule 10b5-1.

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Compliance review - all 10b5-1 plans, and any trading plans that do not satisfy the requirements of Rule 10b5-1 (all such plans are referred to as “trading plans”), must be submitted for prior review by the Compliance Officer and Company counsel

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Plan representations - Trading plans adopted by directors and officers of the Company are required to include representations by the director or officer certifying that the director or officer: (i) is not aware of material non-public information about the issuer or its securities and (ii) is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

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Plans may only be established - when the plan proponent is not in possession of material non-public information and outside of any Company black-out period

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Multiple plans prohibited - only one trading plan may cover a particular time period. In addition, and except as otherwise permitted by Rule 10b5-1, an individual may not during any 12-month period, enter into more than one single-trade trading plan

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Plan duration - not less than 6 months, nor more than 24 months

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Cooling off period - for directors and officers of the Company, trading under a trading plan may not begin until the later of: (1) 90 days following the adoption or modification of a trading plan; or (2)

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two business days following the disclosure in certain periodic reports (Forms 10-Q, 10-K, 20-F or 6-K) of the Company’s financial results for the fiscal quarter in which a trading plan was adopted or modified (but not to exceed 120 days following plan adoption or modification). For all other persons (other than the Company), trading under a trading plan may not begin until 30 days after the adoption or modification of the trading plan.

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Trading window - after the cooling off period, transactions under plan may occur at any time, inside or outside of Company black-out periods

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Sale algorithms - simple formulas with regular periodic transactions are recommended; single transaction plans and “sell everything” limit orders are discouraged

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Suspension of trading - Company must be able to unilaterally suspend trading in the event of material undisclosed developments or if the Compliance Officer or the Board of Directors otherwise determines that such suspension, discontinuation or other prohibition is in the best interests of the Company

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Amendments - amendments to outstanding plans are treated as new plans, and must comply with restrictions above regarding Company review, establishment, cooling off period, etc. Any such amendment must be made outside of a Company black-out period and at a time when the trading plan participant does not possess material, non-public information.

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Cancellation of transactions - cancellation of an individual transaction under the plan is prohibited: the plan must be terminated in its entirety (a new plan may be opened in conformity with the above requirements, if desired). Termination or amendment of trading plans should occur only in unusual circumstances. Effectiveness of any termination or amendment of a trading plan will be subject to the prior review and approval of the Compliance Officer. Once a trading plan has been terminated, the participant should wait at least 30 days before trading outside of a trading plan and 180 days before establishing a new trading plan (and, in any event, the participant must comply with the cooling-off period requirements described above in connection with the adoption or modification of a trading plan, including any modification of a trading plan deemed to be the termination of such plan and the adoption of a new plan as described above). You should note that termination of a trading plan can result in the loss of an affirmative defense for past or future transactions under a trading plan. You should consult with your own legal counsel before deciding to terminate a trading plan. In any event, you should not assume that compliance with the 180-day bar will protect you from possible adverse legal consequences of a trading plan termination.

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Public announcement - The Company may make a public announcement that trading plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular trading plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a trading plan. In addition, the Company will provide the disclosures required pursuant to Item 408(a) of Regulation S-K regarding the adoption or termination of trading plans (whether or not they satisfy the requirements of Rule 10b5-1 and including any modification of a trading plan deemed to be the termination of such plan and the adoption of a new trading plan) by directors and executive officers and the material terms of these plans including, without limitation: (i) the name and title of the director or officer adopting the trading plan; (ii) the date of adoption or termination of the trading plan; (iii) the duration of the trading plan; and (iv) the aggregate number of securities to be sold or purchased under the trading plan. The Company will also provide the disclosures required pursuant to Item 408(b) of Regulation S-K regarding this Policy and will file a copy of this Policy as an exhibit to its Annual Report on Form 10-K.

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Section 16 compliance - transactions pursuant to 10b5-1 plans are not exempt from the reporting or short-swing liability provisions of Section 16 of the Exchange Act:

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Section 16 reporting persons must still take care to avoid matching non-exempt acquisitions and dispositions of Company securities within any six-month period;

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10b5-1 plans must make adequate provision for transaction reporting by brokers, to enable timely Section 16 reports to be filed by officers; and

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Section 16 insiders are required to indicate in Form 4 and Form 5 filings whether a transaction reported on the applicable form was made under a trading plan intended to satisfy the affirmative defense conditions of Rule 10b5-1 and, if so, provide the date the plan was adopted.

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